Exhibit 4.5
FOURTH SUPPLEMENTAL INDENTURE
FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) dated as of January 22, 2020, among WHR Licensor, LLC (the “New Guarantor”), a subsidiary of Wyndham Hotels & Resorts, Inc. (or its successor), a Delaware corporation (the “Company”), the Company and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company, the Trustee and certain guarantors are parties to that certain Indenture, dated as of April 13, 2018 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture, dated as of April 13, 2018 (the “First Supplemental Indenture” and as further supplemented and together with the Base Indenture, the “Indenture”), by and between the Company and the Trustee;
WHEREAS Section 4.10 of the First Supplemental Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and
WHEREAS pursuant to Section 9.01(2) of the First Supplemental Indenture, the Trustee and the Company are authorized to execute and deliver this Fourth Supplemental Indenture without the consent of Holders;
WHEREAS Section 10.06 of the Base Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall become Guarantor under Article X of the Indenture and shall Guarantee the Notes on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of Holders as follows:
1.    Defined Terms. As used in this Fourth Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Fourth Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.
2.    Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture, including without limitation the release provisions thereof, and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.
3.    Notices. All notices or other communications to the New Guarantor shall be given as provided in Section 11.02 of the Base Indenture.
4.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.
5.    Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6.    Trustee Makes No Representation.
(a) The Trustee shall not be responsible for and makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the other parties hereto.
(b) The rights, protections, indemnities and immunities of the Trustee and its agents as enumerated under the Indenture are incorporated by reference into this Supplemental Indenture.
7.    Counterparts. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Fourth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fourth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fourth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
8.    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first above written.
WYNDHAM HOTELS & RESORTS, INC.

By: /s/ Barry Goldschmidt
Name: Barry Goldschmidt
Title: Treasurer

WHR LICENSOR, LLC,
as the New Guarantor

By:	/s/ Barry Goldschmidt Name: Barry Goldschmidt Title: Treasurer

[Signature Page to Supplemental Indenture]

U.S. Bank National Association, as Trustee

By:	/s/ Hazrat R. Haniff Name: Hazrat R. Haniff Title: Assistant Vice President

[Signature Page to Supplemental Indenture]